Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

of

NOBLE INTERNATIONAL, LTD.

Noble International, Ltd., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST, the name of the Corporation is Noble International, Ltd.

SECOND, the amendment to the Certificate of Incorporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD, the Certificate of Incorporation of the Corporation is hereby amended so that the first paragraph under Article IV, Capitalization, shall read in its entirety as follows:

ARTICLE IV

CAPITALIZATION

The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares with a par value of $.00067 each, amounting in the aggregate to $33,500.

IN WITNESS WHEREOF, Noble International, Ltd. has caused this Certificate of Amendment to be duly executed by an authorized officer this 19th day of May, 2006.

NOBLE INTERNATIONAL, LTD.

By:	/s/ Michael C. Azar
Name:	Michael C. Azar, Secretary

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CERTIFICATE OF INCORPORATION

OF

NOBLE INTERNATIONAL, LTD.

ARTICLE I

Name of Corporation

The name of this corporation is Noble International, Ltd.

ARTICLE II

Registered Office and Agent

The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

Authorized Capital Stock

This corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock” and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this corporation is authorized to issue is 20,000,000 and each such share shall have a par value of $.001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 150,000 and each such share shall have a par value of $10.00. The Preferred Shares may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE V

Incorporator

The incorporator is Teresa Tormey Fineman, Esq., 500 Newport Center Drive, Suite 700, Newport Beach, California 92660.

ARTICLE VI

Limitation of Director Liability

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To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

ARTICLE VII

Perpetual Existence

The corporation is to have perpetual existence.

ARTICLE VIII

Stockholder Meetings

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ARTICLE IX

Bylaws

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of this corporation, subject to any limitations expressed in such bylaws.

ARTICLE X

Amendment of Certificate of Incorporation

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file and record this Certificate, hereby declaring and certifying under penalty of perjury that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand.

Dated: June 28, 1999

Teresa Tormey Fineman, Esq., Incorporator

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